As filed with the Securities and Exchange Commission on June 6, 2008

Registration No. 333-150259

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

THE SECURITIES ACT OF 1933

CORCEPT THERAPEUTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0487658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph K. Belanoff, M.D.

Chief Executive Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Alan C. Mendelson

Keith Benson

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐ Large accelerated filer	Accelerated filer ☐
☐ Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 6, 2008.

15,331,580 Shares

Common Stock

This prospectus relates to shares of common stock of Corcept Therapeutics Incorporated that may be sold by the selling stockholders identified in this prospectus. The selling stockholders acquired the shares offered by this prospectus in private placements of our securities. The shares covered by this prospectus include shares sold initially as convertible preferred stock prior to our initial public offering, which were converted to common stock at the time of our initial public offering, and certain of the shares sold in private offerings of our common stock during the period from December 2006 through September 2007. We are registering the offer and sale of the shares to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may dispose of their shares of common stock or interests therein in a number of different ways and at varying prices. Please see “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT”. The last reported sale price on June 5, 2008, was $2.35 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2008.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors, the financial statements and the documents incorporated herein by reference. Unless otherwise indicated, the terms “Corcept,” “we,” “us,” “our,” “our company” “the company” and “our business” refer to Corcept Therapeutics Incorporated.

Overview

We are a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic diseases. Our current focus is on the development of drugs for disorders that are associated with a steroid hormone called cortisol. Elevated levels and abnormal release patterns of cortisol have been implicated in a broad range of human disorders. Our scientific founders are responsible for many of the critical discoveries illustrating the link between psychiatric and metabolic disorders and aberrant cortisol. Since our inception in May 1998, we have been developing our lead product, CORLUX®, a glucocorticoid receptor II, or GR-II, antagonist. CORLUX modulates the effect of cortisol by selectively blocking the binding of cortisol to one of its two known receptors, the GR-II receptor, also known as the Type II or GR receptor.

•

Psychotic depression. We have an exclusive patent license from Stanford University for the use of GR-II antagonists to treat the psychotic features of psychotic major depression, hereinafter referred to as psychotic depression. The United States Food and Drug Administration, or FDA, has granted “fast track” status to our program to evaluate the safety and efficacy of CORLUX for the treatment of the psychotic features of psychotic depression. Psychotic depression affects approximately three million people annually in the US. There is no FDA-approved treatment for psychotic depression. Psychiatrists currently use two approaches: electroconvulsive therapy, or ECT, which involves passing an electrical current through the brain until the patient has a seizure, and combination drug therapy (simultaneous use of antidepressant and antipsychotic medications). Both ECT and combination drug therapy almost always have slow onsets of action and debilitating side effects. By modifying the level and release pattern of cortisol within the human body, we believe that CORLUX may be able to treat the psychotic features of psychotic depression more quickly and effectively and with fewer side effects than is possible with currently available treatments.

Three Phase 3 clinical trials have been completed. While the response rate to medicine exceeded the response rate to placebo in each of these studies for the primary endpoint, a 50% reduction in the Brief Psychiatric Rating Scale Positive Symptom Subscale (BPRS PSS) at day 7 sustained to day 56, in none of these studies was the difference in response rate statistically significant. However a robust relationship was demonstrated between higher dosing plasma level and a higher response rate. This relationship was tested prospectively in the last of our completed Phase 3 trials using a predetermined plasma concentration that correlates with response and was met with statistical significance. We believe that the confirmation of a drug concentration/response correlation threshold for efficacy provides a strong basis for our fourth Phase 3 study, which commenced enrollment in March 2008.

If we obtain FDA approval, we initially intend to market and sell CORLUX for psychotic depression in the United States directly to hospitals with in-patient psychiatric units, first focusing on those that use ECT. We then intend to expand our sales efforts to address the larger group of psychotic depression patients currently undergoing combination drug therapy. Given the concentrated nature of the initial target audience, we believe that we will be able to generate significant revenue with a relatively small, highly-focused medical education and commercialization team.

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Antipsychotic-induced Weight Gain Mitigation. In June 2007, we announced preliminary top-line results of our proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the administration of olanzapine. The top line results indicated a statistically significant reduction in weight gain in those subjects who took olanzapine plus CORLUX compared to those who took olanzapine alone. The purpose of this study was to explore the hypothesis that GR-II antagonists would mitigate weight gain associated with atypical antipsychotic medications, such as olanzapine, risperidone, clozapine and quetiapine, which are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Eli Lilly provided olanzapine and financial support for this study.

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Cushing’s Syndrome. The FDA has granted Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing’s Syndrome, hereinafter referred to as “Cushing’s Syndrome”—a disorder caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. “Orphan” drugs obtain seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

The Investigational New Drug application, or IND, for the evaluation of CORLUX for the treatment of Cushing’s Syndrome was opened in September 2007. The FDA has indicated that a single study may provide a reasonable basis for the submission of a New Drug Application, or NDA, for this indication. This trial was opened for enrollment late in December 2007.

In addition to the above, we also own or have exclusively licensed issued patents and patent applications relating to the treatment of several disorders that we believe also result from, or are negatively affected by, prolonged exposure to elevated cortisol including increasing the therapeutic response to ECT, mild cognitive impairment, stress disorders and the treatment of delirium. We also have filed patent applications for additional diseases that may benefit from treatment with a drug that blocks the GR-II receptor.

We were incorporated in the State of Delaware on May 13, 1998. Our registered trademarks include Corcept® and CORLUX. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this prospectus, together with additional disclosures in any supplements to this prospectus, before you decide to purchase our common stock. If any of these possible adverse events actually occurs, we may be unable to conduct our business as currently planned and our financial condition and operating results could be harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or a part of your investment. Please see “Special Note Regarding Forward-Looking Statements” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are forward-looking statements. When used in this prospectus or any document incorporated by reference in this prospectus, the words “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” and similar expressions are forward-looking statements. Such forward-looking statements are based on current expectations, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements made or incorporated by reference in this prospectus include statements about:

•	the progress and timing of our research, development and clinical programs and the timing of regulatory activities

•	the timing of the market introduction of CORLUX and future product candidates;

•	estimates of the dates by which we expect to report results of our clinical trials and the anticipated results of these trials;

•	our ability to market, commercialize and achieve market acceptance for CORLUX or other future product candidates;

•	uncertainties associated with obtaining and enforcing patents;

•	our estimates for future performance; and

•	our estimates regarding our capital requirements and our needs for additional financing.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. For a more detailed discussion of such forward-looking statements and the potential risks and uncertainties that may impact upon their accuracy, see the “Risk Factors” section of this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we undertake no obligations to update any forward looking statements. Accordingly, you should also carefully consider the factors set forth in reports or documents that we file from time to time with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

SELLING STOCKHOLDERS

The following table presents information regarding the beneficial ownership of the shares of our common stock as of May 15, 2008 with respect to each of the selling stockholders.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 48,473,164 shares of common stock outstanding as of May 15, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 15, 2008 are considered outstanding and beneficially owned by the person holding the options.

Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering (3)
	Number (2)	Percent		Number	Percent
Paperboy Ventures LLC (4)	12,024,405	24.3%	2,142,856	9,881,549	19.9%
Sutter Hill Ventures and related individuals and entities (5)	8,464,900	17.2%	6,062,936	2,401,964	4.9%
Entities affiliated with Alta Partners II, Inc. (6)	5,754,357	11.7%	4,150,655	1,603,702	3.3%
James N. Wilson (7)	2,822,439	5.8%	930,834	1,891,605	3.9%
Joseph C. Cook, Jr. (8)	1,832,573	3.8%	1,395,238	437,335	*
David B. Singer (9)	793,667	1.6%	71,816	721,851	1.5%
David L. Mahoney (10)	754,754	1.6%	495,238	259,516	*
Robert L. Roe, M.D. (11)	552,470	1.1%	32,007	520,463	1.1%
James A. Harper (12)	127,466	*	50,000	77,466	*

*	Less than 1% of Corcept’s outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.
(2)	Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.
(3)	The columns in the table below reflecting “shares beneficially owned after this offering” are prepared on the basis that all shares being registered in this prospectus are resold to third parties.
(4)

Includes 10,965,270 shares held of record by Paperboy Ventures, LLC, and 1,059,135 shares that may be acquired by the entity within 60 days of May 15, 2008 pursuant to a warrant. Allen Andersson, one of our directors, is the founder, chairman and the sole member of Paperboy. The address of Paperboy Ventures LLC is 1875 K Street NW, Suite 700, Washington, DC 20006.

(5)

Consists of: (a) 3,768,231 shares held by Sutter Hill Ventures, A California Limited Partnership (Sutter Hill Ventures), and 346,559 shares that may be acquired by the entity within 60 days of May 15, 2008 pursuant to a warrant, (b) 29,273 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (SHAI), (c) 74,113 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (SHQP), (d) 2,486,343 shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals, and 223,441 shares that may be acquired by the individuals and entities within 60 days of May 15, 2008 pursuant to a warrant, (e) 205,439 shares of Common Stock owned by G. Leonard Baker, Jr., one of our directors, (f) 575,610 shares held by Mr. Baker, Trustee of The Baker Revocable Trust, and 167,696 shares that may be acquired by the Trust within 60 days of May 15, 2008 pursuant to a warrant, (g) 505,238 shares held by Saunders Holdings, L.P. of which Mr. Baker is a General Partner, and 52,957 shares that may be acquired by the entity within 60 days of May 15, 2008 pursuant to a warrant, and (h) 30,000 shares issuable within 60 days of May 15, 2008 pursuant to an option granted to Mr. Baker. Mr. Baker has shared voting and dispositive power with respect to the shares held by The Baker Revocable Trust and Saunders Holdings, L.P. Mr. Baker, Sutter Hill Ventures, SHAI and SHQP do not have any voting or dispositive power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under part (d) of this note. Mr. Baker shares voting and dispositive power with respect to the shares held by Sutter Hill Ventures, SHAI and SHQP with the following natural persons: David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet and Andrew T. Sheehan. As a result of the shared voting and dispositive powers referenced herein, Messrs. Baker, David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet and Andrew T. Sheehan may each be deemed to beneficially own the shares held by Sutter Hill Ventures, SHAI and SHQP. The address for Sutter Hill Ventures and affiliates is 755 Page Mill Road, SuiteA-200, Palo Alto, CA 94304.

(6)

Consists of: (a) 5,043,299 shares held of record by Alta BioPharma Partners II, L.P., and 522,960 shares that may be acquired by the entity within 60 days of May 15, 2008 pursuant to a warrant, (b) 166,491 shares held of record by Alta Embarcadero BioPharma Partners II, LLC, and 6,607 shares that may be acquired by the entity within 60 days of May 15, 2008 pursuant to a warrant, and (c) 15,000 shares issuable within 60 days of May 15, 2008 pursuant to an option granted to Alix Marduel, one of our directors. Dr. Marduel is a managing director of Alta BioPharma Management II, LLC (which is a general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Dr. Marduel disclaims beneficial ownership of all such shares held by all of the foregoing funds, except to the extent of her proportionate pecuniary interests therein. Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. The managing directors of Alta BioPharma Partners II, L.P. and the managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power with respect to shares owned by such funds. Certain principals of Alta Partners II, Inc. are managing directors of Alto BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. The address of Alta Partners II, Inc. is One Embarcadero Center, Suite 3700, San Francisco, California 94111.

(7)

Includes 2,071,017 shares held of record by the James N. Wilson and Pamela D. Wilson Trust and 666,060 shares held of record by the James and Pamela Wilson Family Partners, over all of which Mr. Wilson has voting control pursuant to voting agreements. Mr. Wilson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests in the entities holding such shares. Mr. Wilson’s beneficial interest also includes 17,652 shares that may be acquired by the James and Pamela Wilson Family Partners within 60 days of May 15, 2008 pursuant to a warrant, and 67,710 shares issuable pursuant to an option exercisable within 60 days of May 15, 2008.

(8)

Includes 995,238 shares held of record by Farview Management, Co. L.P., a Texas limited partnership, 176,522 shares held of record by the 2008 Cook Grantor Retained Annuity Trust, and 88,261 shares that may be acquired by the Trust within 60 days of May 15, 2008 pursuant to a warrant, and 87,952 shares issuable pursuant to options exercisable within 60 days of May 15, 2008.

(9)

Includes 15,000 shares issuable pursuant to an option exercisable within 60 days of May 15, 2008, 50,166 shares held of record by the Singer-Kapp Family 2000 Trust FBO Kapp S. Singer, 10,166 shares held of record by the Singer-Kapp Family 2000 Trust FBO Elliot Byrd Singer and 6,666 shares held of record by the Singer-Kapp Family 2000 Trust FBO Emma B. Singer. The address of David Singer is One Market Street, Spear Street Tower, Suite 3710, San Francisco, CA 94105.

(10)

Includes 636,547 shares held of record by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, and 35,304 shares that may be acquired by the Trust within 60 days of May 15, 2008 pursuant to a warrant, and 82,903 shares issuable pursuant to options exercisable within 60 days of May 15, 2008.

(11)	Includes 403,580 shares issuable pursuant to options exercisable within 60 days of May 15, 2008.
(12)	Includes 60,066 shares issuable pursuant to options exercisable within 60 days of May 15, 2008.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 140,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. As of May 15, 2008, there were 48,473,164 shares of our common stock outstanding that were held of record by approximately 120 stockholders, and options to purchase 3,890,036 shares of common stock were outstanding. We will have a total of 48,473,164 shares of common stock outstanding following this offering.

The following description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, both of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Corcept. We have no present plans to issue any shares of preferred stock.

Registration Rights

Registration rights with respect to March 2008 private offering. In connection with the sale of an aggregate of 8,923,210 shares of our common stock and warrants to purchase an aggregate of 4,461,599 shares of common stock on March 14, 2008, or the March 2008 Offering, we entered into a registration rights agreement with the purchasers. Pursuant to the registration rights agreement, we filed a registration statement, the March 2008 Offering registration statement, with the Securities and Exchange Commission within 30 days of the closing of the offering for purposes of registering the resale of the shares of common stock sold in the offering and the shares of common stock issuable upon exercise of the warrants sold in the offering, and any shares of common stock issued as a dividend or other distribution with respect to those shares. We agreed to use our best efforts to cause the March 2008 Offering registration statement to be declared effective by the Securities and Exchange Commission within 90 days after the closing of the offering (105 days in the event the March 2008 Offering registration statement is reviewed by the Securities and Exchange Commission). If we fail to meet either of these deadlines, fail to meet filing or effectiveness deadlines with respect to any additional March 2008 Offering registration statements required by the registration rights agreement, or fail to keep any of the March 2008 Offering registration statements continuously effective (with limited exceptions), we may be obligated to pay to the holders of the shares and warrants liquidated damages in the amount of 1% per month of the purchase price for the shares and warrants, up to a maximum cap of 10%. We also agreed, among other things, to indemnify the selling holders under the March 2008 Offering registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to our obligations under the registration rights agreement. We filed the March 2008 Offering registration statement with the SEC in April 2008. We intend to withdraw the March 2008 registration statement and refile it at a later date, and will be subject to the liquidated damages provisions described above until the refiled registration statement is declared effective by the Securities and Exchange Commission.

Registration rights with respect to Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital. In connection with establishing the CEFF with Kingsbridge Capital, we entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission, the Kingsbridge registration statement, relating to the resale by Kingsbridge of up to 3,614,757 shares of common stock purchasable by Kingsbridge under the CEFF and up to 330,000 shares of common stock issuable upon exercise of a warrant issued to Kingsbridge in April 2008. We have agreed to use our commercially reasonable efforts to cause the Kingsbridge registration statement to be declared effective by the Securities and Exchange Commission within 180 days of the execution of our agreements with Kingsbridge. The effectiveness of this registration statement is a condition precedent to our ability to sell the shares of common stock subject to the Kingsbridge registration statement to Kingsbridge under the CEFF. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of the Kingsbridge prospectus and prohibit Kingsbridge from selling shares under that prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the registration statement of which the Kingsbridge prospectus is a part is not effective in circumstances not permitted by the agreement, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, calculated by means of a varying percentage of an amount based on the number of shares held by Kingsbridge and the change in the market price of our common stock between the date the blackout notice is delivered (or the Kingsbridge registration statement is not effective) and the date the prospectus again becomes available. The Kingsbridge registration statement covers only approximately 37% of the 9,646,159 shares of our common stock issuable pursuant to the CEFF and all of the 330,000 shares of our common stock issuable upon exercise of the warrant issued to Kingsbridge. We will file subsequent registration statements covering the resale of additional shares of our common stock issuable pursuant to the CEFF beginning at the later of 60 days after Kingsbridge and its affiliates have resold substantially all of the securities registered for sale under the Kingsbridge registration statement or six months after the effective date of the Kingsbridge registration statement. These subsequent registration statements are subject to our ability to prepare and file them, and may be subject to review and comment by the Staff of the Securities and Exchange Commission, as well as consent by our independent registered accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these registration statements to Kingsbridge under the CEFF.

Prior registration rights with respect to shares covered by this registration statement and prospectus. A total of approximately 15.3 million shares of our common stock issued prior to our initial public offering or in connection with other private offerings completed during the last two years, the majority of which are held by our officers, directors and principal stockholders, are subject to registration rights pursuant to which we have agreed to file with the Securities and Exchange Commission registration statements covering the resale of these shares. We have filed a registration statement, of which this prospectus forms a part, with the Securities and Exchange Commission.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Amended and Restated Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Corcept. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by the chairman of the board or by our president, or by a resolution adopted by a majority of our board of directors.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•	Elimination of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•	Amendment of Bylaws. Any amendment of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of our then outstanding common stock, voting together as a single class.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “CORT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The shares of common stock offered hereby may be sold from time to time by the selling stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Company will bear substantially all costs and expenses incident to the offering and sale of the shares to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges. Resale of the shares by the selling stockholders are not subject to any underwriting agreement. The shares of common stock covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling stockholders are corporations or partnerships which may, in the future, distribute their shares to their stockholders or partners, respectively. Those shares may later be sold by those stockholders or partners. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by each selling stockholder may be sold from time to time:

•	at market prices prevailing at the time of sale,

•	at prices relating to such prevailing market prices, or

•	at negotiated prices.

Such sales may be effected in the over-the-counter market, on the Nasdaq Capital Market, or on any exchange on which the shares may then be listed. The Company will supply the selling stockholders with reasonable quantities of this prospectus. The shares may be sold by one or more of the following:

•

one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in negotiated transactions; and

•	through other means.

To the extent permitted by law, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

•	sell shares short and redeliver such shares to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling stockholders to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them.

The selling stockholders may effect sales through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling stockholders may further agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933. Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. In addition to selling the shares of common stock, the selling stockholders may transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets.

VALIDITY OF THE SECURITIES

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the Firm who have rendered, and will continue to render, legal services to us, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding immediately prior to the filing of this registration statement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, which may also be accessed on our website at www.corcept.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Our definitive proxy statement on Schedule 14A filed May 8, 2008.

•

Current Reports on Form 8-K, filed on March 20, 2008, March 28, 2008 (with respect to Items 1.01, 3.02, 8.01, and 9.01), March 28, 2008 (with respect to Item 8.01 and exhibit 99.2 thereto, but not with respect to Item 2.02 or exhibit 99.1 thereto), May 28, 2008 and June 5, 2008.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Anne LeDoux, Vice President and Controller, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, telephone: (650) 327-3270.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$2,079
Printing and engraving	2,000
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Blue sky fees and expenses (including legal fees)	2,500
Miscellaneous	3,421

Total	$90,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements to be entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we have sold and issued the following unregistered securities:

On December 15, 2006, we sold 3,000,000 shares of our common stock at a price of $1.00 per share, for aggregate proceeds of $3,000,000. The investor group was comprised of Paperboy Ventures LLC and Sutter Hill Ventures, both venture capital firms that are currently significant stockholders, and members of our board of directors, Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson. G. Leonard Baker, Jr., a member of our board of directors, is also a managing director of the general partner of Sutter Hill Ventures. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended. As part of the transaction, we agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of certain of the common stock issued in this transaction within two business days following the filing of the Annual Report on Form 10-K for the year ended December 31, 2006.

On March 30, 2007, we sold an aggregate of 9,000,000 shares of our common stock, par value $0.001, at a price of $1.00 per share to certain investors pursuant to a Common Stock Purchase Agreement dated that same date. The aggregate consideration received by the Company was $9,000,000. The investors included Paperboy Ventures, LLC, Sutter Hill Ventures and Alta Partners, LLP, all venture capital firms that are currently significant shareholders of the Company. The investors also included G. Leonard Baker, Jr., Joseph C. Cook, Jr., James A. Harper, David L. Mahoney, Alan F. Schatzberg, M.D. and James N. Wilson, who are members of our board of directors, and other accredited investors. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended. As part of the transaction, we agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of certain of the common stock issued in this transaction within two business days following the filing of the Annual Report on Form 10-K for the year ended December 31, 2006.

On August 16, 2007, we agreed to sell an aggregate of 4,790,473 shares of common stock, par value $0.001, at a price of $2.10 per share, for aggregate proceeds of approximately $10.1 million, hereinafter referred to as the August / September Financing. We completed the initial closing of the August / September Financing on August 17, 2007, selling 3,599,997 shares of common stock, par value $0.001, at the purchase price of $2.10 per share for gross proceeds of $7.6 million. The Purchasers in the initial closing included Paperboy Ventures, LLC, Sutter Hill Ventures and Alta Partners, LLP, all venture capital firms that are currently significant shareholders of the Company. The Purchasers also included various entities affiliated with G. Leonard Baker, Jr., Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson, who are members of the Company’s board of directors, and other qualified investors. Allen Andersson, a member of the Company’s board of directors, is the chairman of Paperboy Ventures. Mr. Baker is a partner and managing director of Sutter Hill Ventures. Alix Marduel, M.D., a member of the Company’s board of directors, is a managing director of Alta Partners. On September 24, 2007, after receiving approval at a special meeting of stockholders, we completed the second closing under the agreement selling an additional 1,190,476 shares of common stock, par value $0.001, at the purchase price of $2.10 per share to Paperboy Ventures LLC for additional proceeds of $2.5 million. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended. The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company filed this registration statement with the Securities and Exchange Commission for purposes of registering the resale of the common stock issued in these transactions in April 2008. Shares of common stock sold in the private transactions in December 2006 and March 2007 that were not registered for resale in the April 2007 Form S-1 are also included for registration for resale in this registration statement.

On March 14, 2008, we entered into a definitive agreement with certain accredited investors for the private placement of approximately 8.9 million shares of our common stock at a price of $2.77 per share and warrants to purchase approximately 4.5 million shares of our common stock, at a price of $0.125 per warrant. The warrants have a seven year term and an exercise price of $2.77 per share. The closing for the financing occurred on March 25, 2008 and generated approximately $25 million in net proceeds, after deducting the costs of issuance. The Purchasers in this transaction were led by Longitude Capital Management Co., LLP. Other investors participating in the offering include Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are all significant shareholders in us, as well as various entities and individuals related to these firms. Also investing are trusts and other entities related to members of our Board of Directors, Joseph C. Cook, Jr., David L. Mahoney, G. Leonard Baker and James N. Wilson, and other accredited investors. Mr. Baker is a partner and managing director of Sutter Hill Ventures. Alix Marduel, M.D., a member of the Company’s board of directors, is a managing director of Alta Partners. Allen Anderson, a member of the Company’s board of directors, is the chairman of Paperboy Ventures. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended. The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company filed the initial registration statement with the Securities and Exchange Commission for purposes of registering the resale of the common stock issued in this transaction in April 2008.

On March 25, 2008, we entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge), a private investor. Under the terms of the agreement, Kingsbridge has committed to provide up to $60 million of capital during the next three years through the purchase of newly-issued shares of our common stock. The maximum number of shares that can be sold by us under this agreement is approximately 9.6 million shares. Under the terms of the agreement, the determination of the exact timing and amount of any CEFF financings will be made solely by us, subject to certain conditions. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of our stock during the pricing periods of each sale.

Certain details of the CEFF are as follows:

•

Under the terms of the agreement, we have access to up to $60 million from Kingsbridge in exchange for newly-issued shares of our common stock for a period of up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by us covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•

We can access capital under the CEFF in tranches of up to 1.25% of our market capitalization at the time of the initiation of the draw down period, or, at our option, the lesser of (a) 2.5% of our market capitalization at the time of the initiation of the draw down period, and (b) an alternative draw down amount as defined in the agreement; provided, however, that in no event may the maximum draw down amount exceed $10 million per tranche, subject to certain conditions.

•

Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10%, depending on the volume weighted average price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.50 or 90% of our common stock closing price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge has agreed it will not, and will not cause any other person to, enter into or execute a short sale of any of our securities.

•

We are not obligated to utilize any of the $60 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on our operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit us from conducting additional debt or equity financing, other than financings similar to the CEFF and other future priced securities.

•

In connection with the CEFF, we issued a warrant to Kingsbridge to purchase up to 330,000 shares of common stock at an exercise price of $3.525 per share which represents a 25% premium over the average of the closing bid prices of our common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date it becomes exercisable.

The CEFF, and the issuance of the warrant in connection with the CEFF, is exempt from registration pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended.

The warrant issued to Kingsbridge and the shares of common stock issuable under the CEFF, and the shares issuable upon the exercise of the warrant, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. We filed a registration statement with the SEC covering the resale of 3,614,757 shares issuable under the CEFF and 330,000 shares issuable upon the exercise of the warrant in April 2008.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation

3.2(5)	Amended and Restated Bylaws

4.1(1)	Specimen Common Stock Certificate

4.2(1)	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001

4.3(1)	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004

4.4(11)	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008

4.5(11)	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited

5.1**	Opinion of Latham & Watkins LLP

10.1*(1)	2000 Stock Option Plan

10.2*(1)	Employment offer letter to Robert L. Roe, M.D., dated October 18, 2001

10.3*(1)	Employment offer letter to Fred Kurland, dated February 3, 2004

10.4*(1)	Promissory Note and Pledge Agreement by and between Corcept Therapeutics Incorporated and Robert L. Roe, M.D., dated as of October 22, 2001

10.5(1)	Form of Indemnification Agreement

10.6#(1)	License Agreement by and between The Board of Trustees of the Leland Stanford Junior University and Corcept Therapeutics Incorporated, dated as of July 1, 1999

10.7(1)	Research Agreement/cGMP Manufacturing, by and between Corcept Therapeutics Incorporated and KP Pharmaceutical Technology, Inc., dated as of February 12, 2002

10.8(1)	Master Clinical Development Agreement by and between Corcept Therapeutics Incorporated and Scirex Corporation, dated as of July 12, 2001

10.9#(1)	Memorandum of Understanding, Supply and Services Agreement, by and between Corcept Therapeutics Incorporated and ScinoPharm Taiwan, dated as of June 12, 2000

10.10(1)*	Consulting, Confidential Information and Inventions Agreement by and between Corcept Therapeutics Incorporated and Alan Schatzberg M.D., dated as of May 31, 1999

10.11(1)*	2004 Equity Incentive Plan

10.12(1)	Master Services Agreement by and between Corcept Therapeutics Incorporated and PPD Development, LP, dated as of January 17, 2003

10.13(2)	Master Services Agreement by and between Corcept Therapeutics Incorporated and i3 Research, a division of Ingenix Pharmaceuticals Services (UK) Limited, dated as of November 2, 2004

10.14(3)	Office Lease Agreement by and between Corcept Therapeutics Inc., and Exponent Realty, LLC, dated May 23, 2005

10.15(6)##	Manufacturing Agreement with Produits Chimgues Auxiliaries et de Synthese SA, dated November 8, 2006

10.16(4)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated November 14, 2006

10.17(7)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of those persons and entities listed on the Schedule of Purchasers thereto, dated as of March 30, 2007

10.18(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Joseph K. Belanoff, M. D., dated July 24, 2007

10.19(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Robert L. Roe, M. D., dated July 24, 2007

10.20(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Anne M. LeDoux, dated July 24, 2007

10.21(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and James N. Wilson, dated July 24, 2007

10.22(9)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated August 16, 2007

Exhibit Number	Description of Document

10.23(10)	Form of Indemnification Agreement for directors and officers approved by the Board of Directors on September 24, 2007.

10.24(11)	Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008.

10.25(11)	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008.

10.26(11)	Common Stock Purchase Agreements by and between Kingsbridge Capital Limited and Corcept Therapeutics Incorporated dated as of March 25, 2008.

10.27(11)	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008.

23.1	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to the original filing)

24.1**	Power of Attorney (included on signature page to the original filing)

#	Confidential treatment granted
##	Confidential treatment requested
*	Management compensatory plan
**	Previously filed.
(1)	Incorporated by reference to the Registrant’s Registration Statement on From S-1 (Registration No. 333-112676) initially filed by the registrant with the SEC on February 10, 2004.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 29, 2005.
(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed by the registrant with the SEC on August 11, 2005.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on November 14, 2006.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on September 27, 2007.
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on April 2, 2007.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on April 3, 2007.
(8)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed by the registrant with the SEC on August 14, 2007.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on August 21, 2007.
(10)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed by the registrant with the SEC on November 14, 2007.
(11)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 31, 2008.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on this 6th day of June, 2008.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ JOSEPH K. BELANOFF
Joseph K. Belanoff, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicate

Signature	Title	Date

/s/ JOSEPH K. BELANOFF	Chief Executive Officer and Director	June 6, 2008
Joseph K. Belanoff, M.D.	(Principal Executive Officer)

/s/ ANNE LEDOUX	Vice President and Controller (Principal	June 6, 2008
Anne LeDoux	Financial and Accounting Officer)

*	Director and Chairman of the Board of	June 6, 2008
James N. Wilson	Directors

*	Director	June 6, 2008
Allen Andersson

*	Director	June 6, 2008
G. Leonard Baker, Jr.

*	Director	June 6, 2008
Joseph C. Cook, Jr.

*	Director	June 6, 2008
Patrick G. Enright

*	Director	June 6, 2008
James A. Harper

*	Director	June 6, 2008
David L. Mahoney

*	Director	June 6, 2008
Alix Marduel, M.D.

Director
David B. Singer

By:	/s/ JOSEPH K. BELANOFF
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation

3.2(5)	Amended and Restated Bylaws

4.1(1)	Specimen Common Stock Certificate

4.2(1)	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001

4.3(1)	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004

4.4(11)	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008

4.5(11)	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited.

5.1**	Opinion of Latham & Watkins LLP

10.1*(1)	2000 Stock Option Plan

10.2*(1)	Employment offer letter to Robert L. Roe, M.D., dated October 18, 2001

10.3*(1)	Employment offer letter to Fred Kurland, dated February 3, 2004

10.4*(1)	Promissory Note and Pledge Agreement by and between Corcept Therapeutics Incorporated and Robert L. Roe, M.D., dated as of October 22, 2001

10.5(1)	Form of Indemnification Agreement

10.6#(1)	License Agreement by and between The Board of Trustees of the Leland Stanford Junior University and Corcept Therapeutics Incorporated, dated as of July 1, 1999

10.7(1)	Research Agreement/cGMP Manufacturing, by and between Corcept Therapeutics Incorporated and KP Pharmaceutical Technology, Inc., dated as of February 12, 2002

10.8(1)	Master Clinical Development Agreement by and between Corcept Therapeutics Incorporated and Scirex Corporation, dated as of July 12, 2001

10.9#(1)	Memorandum of Understanding, Supply and Services Agreement, by and between Corcept Therapeutics Incorporated and ScinoPharm Taiwan, dated as of June 12, 2000

10.10(1)*	Consulting, Confidential Information and Inventions Agreement by and between Corcept Therapeutics Incorporated and Alan Schatzberg M.D., dated as of May 31, 1999

10.11(1)*	2004 Equity Incentive Plan

10.12(1)	Master Services Agreement by and between Corcept Therapeutics Incorporated and PPD Development, LP, dated as of January 17, 2003

10.13(2)	Master Services Agreement by and between Corcept Therapeutics Incorporated and i3 Research, a division of Ingenix Pharmaceuticals Services (UK) Limited, dated as of November 2, 2004

10.14(3)	Office Lease Agreement by and between Corcept Therapeutics Inc., and Exponent Realty, LLC, dated May 23, 2005

10.15(6)##	Manufacturing Agreement with Produits Chimgues Auxiliaries et de Synthese SA, dated November 8, 2006

10.16(4)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated November 14, 2006

10.17(7)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of those persons and entities listed on the Schedule of Purchasers thereto, dated as of March 30, 2007

10.18(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Joseph K. Belanoff, M. D., dated July 24, 2007

10.19(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Robert L. Roe, M. D., dated July 24, 2007

10.20(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Anne M. LeDoux, dated July 24, 2007

Exhibit Number	Description of Document

10.21(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and James N. Wilson, dated July 24, 2007

10.22(9)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated August 16, 2007

10.23(10)	Form of Indemnification Agreement for directors and officers approved by the Board of Directors on September 24, 2007.

10.24(11)	Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008.

10.25(11)	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008.

10.26(11)	Common Stock Purchase Agreements by and between Kingsbridge Capital Limited and Corcept Therapeutics Incorporated dated as of March 25, 2008.

10.27(11)	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008.

23.1	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page hereto)

#	Confidential treatment granted
##	Confidential treatment requested
*	Management compensatory plan
**	Previously filed.
(1)	Incorporated by reference to the Registrant’s Registration Statement on From S-1 (Registration No. 333-112676) initially filed by the registrant with the SEC on February 10, 2004.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 29, 2005.
(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed by the registrant with the SEC on August 11, 2005.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on November 14, 2006.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on September 27, 2007.
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on April 2, 2007.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on April 3, 2007.
(8)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed by the registrant with the SEC on August 14, 2007.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on August 21, 2007.
(10)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed by the registrant with the SEC on November 14, 2007.
(11)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 31, 2008.